July 21, 2011	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3303 ext. 3121
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES
THIRD QUARTER RESULTS
FOR FISCAL 2011
AND QUARTERLY DIVIDEND

PITTSBURGH, PA – July 21, 2011 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank reported net income for the three-month period ended June 30, 2011 of $413,000 or $0.10 per share (diluted) for the period, compared to a net loss of $52,000 or $(0.05) per share (diluted) in the prior year quarter.  The $465,000 increase in earnings primarily reflects a decrease in the provision for loan losses of $200,000, a decrease in other-than-temporary impairment “OTTI” charges of $857,000, partially offset by a decrease in net interest income before provision for loan losses of $154,000, a decrease in other income (excluding “OTTI” charges) of $92,000, an increase in operating expenses of $106,000, and a decrease in income tax benefit of $240,000.  The Company’s annualized return on average assets was 0.24% and return on average equity was 3.26% compared to (0.03)% and (0.42)% respectively, for the same period in the prior year. For the nine-month period ended June 30, 2011, net income was $938,000, or $0.21 per share (diluted), compared to $659,000 or $0.12 per share (diluted) in the prior year period.  The $279,000 increase in earnings primarily reflects an increase in net interest income before provision for loan losses of $104,000, a decrease in the provision for loan losses of $200,000, a decrease in other-than-temporary impairment “OTTI” charges of $1.0 million, partially offset by a decrease in gains on sales of investment securities of $448,000, a decrease in other income (excluding gains on sales of investment securities and “OTTI” charges) of $26,000, an increase in operating expenses of $254,000, and a decrease in income tax benefit of $330,000.  Annualized return on assets was 0.18% and return on equity was 2.51% for the fiscal 2011 period, compared to 0.12% and 1.84%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses decreased $154,000 or 4.0% to $3.7 million for the three-month period ended June 30, 2011, compared to the prior year period. For the nine months ended June 30, 2011, net interest income before provision for loan losses increased $104,000 or 0.9% to $11.1 million, compared to $11.0 million in the prior year period.

The provision for loan losses was $300,000 for the three-months ended June 30, 2011 compared to $500,000 in the prior year quarter.  The provision for loan losses was $900,000 for the nine-months ended June 30, 2011, compared to $1.1 million in the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio.  An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Non-performing loans and foreclosed real estate were 1.55% of total assets at June 30, 2011, compared to 2.18% at June 30, 2010.  The allowance for loan losses was 76.1% of non-performing loans at June 30, 2011, compared to 37.2% at June 30, 2010.

Other income, excluding the OTTI charges, decreased $92,000 or 9.5% to $877,000 for the quarter ended June 30, 2011 compared to $969,000 for the same period last year. The decrease for the current quarter primarily relates to the decrease in loan service charges and fees of $37,000, a decrease in the gains on the sales of loans of $62,000, and a decrease in deposit service charges and fees of $42,000.  For the nine months ended June 30, 2011, other income, excluding the OTTI charges, was $3.5 million compared to $4.0 million in the prior year period. The decrease for the nine-month period is primarily attributed to a decrease in the gains on the sale of investment and mortgage-backed securities of $448,000. The decrease for the nine-month period was also attributed to a decrease in the gains on the sales of loans of $55,000 and a decrease in deposit service charges and fees of $161,000, offset by increases in loan service charges and fees and other operating income of $43,000 and $130,000, respectively.

OTTI charges were $55,000 during the three-month period ending June 30, 2011, compared to $912,000 in the prior year period.  The impairment charges for the current period relate to the Company’s holdings of one private label mortgage-backed security. OTTI charges were $1.4 million during the nine-month period ending June 30, 2011, compared to $2.4 million during the prior year period. The impairment charges for the current nine-month period relate to the Company’s holdings of five pooled trust preferred securities (“trups”), a single issue preferred security, a private label mortgage-backed security, and common stock of a local financial institution. The trust preferred impairment charges for both periods resulted from several factors, including a downgrade in their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  Management of the Company has deemed the impairment on the trust preferred securities to be other-than-temporary based upon these factors and the duration and extent to which their market values have been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled securities.  At June 30, 2011, the Company had holdings in 19 different trust preferred offerings with a book value of $14.5 million.  The net unrealized loss on these securities amounted to $4.5 million.  The private label mortgage-backed security impairment charge for both periods resulted from a downgrade in its credit rating, as well as independent third-party analysis of the underlying collateral for the bond. The impairment charges for the prior three-month period ending June 30, 2010 relate to the Company’s holdings of three pooled trust preferred securities and one private label mortgage-backed security and the impairment charges for the prior nine-month period ending June 30, 2010 relate to the Company’s holdings of six pooled trust preferred securities and one private label mortgage-backed security.

Operating expenses for the quarter ended June 30, 2011, increased $106,000 or 2.9% to $3.7 million compared to $3.6 million for the comparable prior year period.  For the nine-month period in this fiscal year, operating expenses increased $254,000 or 2.3% to $11.3 million, compared to $11.1 million in the prior year period.  The operating expense increase for the three-month period ended June 30, 2011 is primarily attributed to an increase in salary and benefits expense of $84,000, an increase in service bureau expense of $27,000, and an increase in other operating expenses of $55,000, partially offset by a decrease in federal deposit insurance premiums of $67,000.  The operating expense increase for the nine-month period ended June 30, 2011 is primarily attributed to an increase in salary and benefits expense of $367,000, partially offset by a decrease in federal deposit insurance premiums of $103,000.

For the three-months ended June 30, 2011, the provision for income taxes increased $240,000 to a provision of $25,000 compared to a benefit of $215,000 for the same period last year.  For the nine months ended June 30, 2011, the tax benefit decreased $330,000 to a benefit of $9,000 compared to a benefit of $339,000 for the same period last year.  The tax benefits were significantly impacted by the impairment charges during the respective periods.  The OTTI charges recorded in those periods caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.

Total assets were $667.5 million at June 30, 2011, a decrease of $29.2 million or 4.2% compared to September 30, 2010, and a decrease of $40.6 million or 5.7% compared to June 30, 2010. Cash and cash equivalents decreased $8.1 million to $21.3 million at June 30, 2011 as compared to September 30, 2010, and decreased $4.5 million as compared to June 30, 2010. Net loans outstanding decreased $30.3 million or 8.1% to $342.8 million at June 30, 2011 as compared to September 30, 2010, and decreased $39.6 million or 10.4% as compared to June 30, 2010. Deposits increased $1.2 million to $445.6 million at June 30, 2011 as compared to September 30, 2010, and decreased $682,000 as compared to June 30, 2010. Short-term borrowings at June 30, 2011, September 30, 2010, and June 30, 2010 were $166,000, $130,000, and $101,000, respectively. Long-term debt decreased $401,000 to $80.0 million at June 30, 2011 as compared to September 30, 2010, and decreased $11.7 million as compared to June 30, 2010. Repurchase agreements decreased $33.2 million to $75.2 million at June 30, 2011 as compared to September 30, 2010, and decreased $30.7 million as compared to June 30, 2010. Stockholders’ equity was $50.5 million at June 30, 2011, compared to $49.6 million at September 30, 2010 and $48.3 million at June 30, 2010.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. declared a quarterly cash dividend of $.02 per share on the Company’s common stock.  The dividend is payable August 31, 2011 to stockholders of record August 15, 2011.  This dividend represents the 92nd uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at  www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Nine Months Ended
June 30, 2011 and 2010 (unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Interest income	$6,522	$7,323	$20,217	$22,548
Interest expense	2,868	3,515	9,149	11,584

Net interest income	3,654	3,808	11,068	10,964
Provision for loan losses	300	500	900	1,100
Net interest income after provision
for loan losses	3,354	3,308	10,168	9,864
Net impairment losses recognized
in earnings ("OTTI")	(55)	(912)	(1,411)	(2,443)
Noninterest income (excluding OTTI)	877	969	3,516	3,989
Noninterest expense	3,738	3,632	11,344	11,090

Income (loss) before income tax provision
(benefit)	438	(267)	929	320
Income tax provision (benefit)	25	(215)	(9)	(339)

Net income (loss)	413	(52)	938	659
Preferred stock dividend	(88)	(88)	(263)	(263)
Amortization of preferred stock discount	(15)	(15)	(45)	(45)
Net income (loss) available to common
stockholders	$310	$(155)	$630	$351

Basic earnings per common share	$0.10	$(0.05)	$0.21	$0.12
Diluted earnings per common share	$0.10	$(0.05)	$0.21	$0.12

Net interest margin (tax equivalent)	2.37%	2.36%	2.37%	2.25%
Annualized return on average assets	0.24%	-0.03%	0.18%	0.12%
Annualized return on average equity	3.26%	-0.42%	2.51%	1.84%

Balance Sheet Data (unaudited)
(In thousands, except share data)
	June 30, 2011	September 30, 2010	June 30, 2010

Total assets	$667,485	$696,670	$708,106
Cash and cash equivalents	21,270	29,337	25,732
Total investment securities	268,744	259,561	266,607
Loans receivable, net	342,796	373,072	382,398
Deposits	445,620	444,448	446,302
Borrowed funds (includes subordinated debt)	163,072	196,605	205,403
Stockholders' equity	50,481	49,586	48,304
Book value per common share	$14.25	$14.03	$13.62

Average equity to average assets	7.25%	6.72%	6.63%
Allowance for loan losses to gross loans receivable	1.63%	1.54%	1.46%
Non-performing assets to total assets	1.55%	1.55%	2.18%
Non-performing loans to total loans	2.17%	2.78%	3.99%

5